CONSENT OF ACTUARY

The Board of Directors
IDS Life Insurance Company

I consent to the reference to me under the caption "Experts" and to the use of my opinion dated October 4, 2002 on the Illustrations used by IDS Life Insurance Company in the Prospectus for the Flexible Premium Variable Life Insurance Policies (VUL IV/VUL IV - Estate Series Policies) offered by IDS Life Insurance Company as part of the Post-Effective Amendment No. 5 being filed under the Securities Act of 1933.


/s/ Mark Gorham
----------------
    Mark Gorham, F.S.A., M.A.A.A.
    Vice President - Insurance Product Development

Minneapolis, Minnesota
October 4, 2002